To:	Eligible Employees in Japan
From:	Credit Suisse Group
Subject:	Amendment to the Option Reduction Program
Date:	August 19, 2003

     On August 6, 2003, Credit Suisse Group (“CSG”) announced an Option Reduction Program (the “Program”). Pursuant to the Program, CSG has offered each eligible employee of CSG and its subsidiaries the opportunity to exchange, on a grant-by-grant basis, all of his or her outstanding vested options to purchase CSG shares originally granted under the eligible plans on or after December 31, 1999, with an exercise price equal to or greater than CHF 60, for any of the following, at the election of the eligible employee: (1) new options to purchase CSG shares; (2) phantom shares; or (3) a 50/50 combination of new options and phantom shares, as described in the Offer to Exchange (the “Offer to Exchange”), dated August 6, 2003, which was previously distributed to you.

     In addition, CSG has offered each eligible employee of CSG and its subsidiaries the opportunity to exchange, on a grant-by-grant basis, all of his or her outstanding vested options to purchase CSG shares originally granted under the eligible plans on or after December 31, 1999, with an exercise price equal to or greater than CHF 30 or less than CHF 60, for phantom shares.

     CSG’s exchange offer is more fully described in the Offer to Exchange. If you have not received the Offer to Exchange, please contact the individuals listed below.

     As explained in the Offer to Exchange, due to certain securities law restrictions in Japan, CSG was not permitted to offer eligible employees in Japan the opportunity to exchange their eligible options for new options, prior to the filing of a registration statement with the Kanto Local Finance Bureau, and consequently eligible employees in Japan could only elect to receive phantom shares in exchange for such cancelled eligible options.

     On August 18, 2003, CSG filed a Securities Registration Statement (the “Registration Statement”) with the Kanto Local Finance Bureau and CSG can now offer eligible employees in Japan the opportunity to exchange certain eligible options for new options. Therefore, subject to the effectiveness of the Registration Statement, you will now be entitled to exchange your eligible options with an exercise price equal to or greater than CHF 60 for your choice of: (1) new options; (2) phantom shares; or (3) a 50/50 combination thereof, as described in the Offer to Exchange. Eligible options with an exercise price equal to or greater than CHF 30 or less than CHF 60 will continue to be exchangeable only for phantom shares. You will be receiving a revised electronic acceptance form in a separate email which will include your modified choices.

     CSG anticipates that the Registration Statement will become effective on or about August 27, 2003. CSG will notify you when the Registration Statement is declared effective. If the Registration Statement is not declared effective on or prior to September 9, 2003, or such later date if the offer is extended, you will not be permitted to elect new options (or a 50/50 combination of new options and phantom shares) in exchange for your cancelled eligible options. If you elect to participate in the offer and the Registration Statement is not declared effective on or prior to the expiration of the offer, you will be deemed to have elected all phantom shares, and CSG will grant you all phantom shares in exchange for your cancelled eligible options.

     Attached is a revised “Guide to Issues in Japan” (the “Guide”), which summarizes the tax consequences of the offer for individuals subject to tax in Japan. The Guide also describes certain additional considerations for eligible employees in Japan. We urge you to read the Guide very carefully before deciding whether to participate in the offer as it contains important information regarding the offer.

     Depending on whether you have previously accepted the offer, you have four possible actions to take. Please note that the offer expires at 5:00 P.M., New York City time, on September 9, 2003, after which time you will no longer be able to tender your eligible options, unless the offer is extended. You may cancel or modify your election at any time prior to the expiration of the offer.

1. You have already accepted the offer and choose to make no changes

     If you have already accepted the offer and choose to make no changes to your election, you are not required to take any action. You will receive only phantom shares in exchange for your eligible options.

2. You have already accepted the offer and now choose to modify your election

     If you have already accepted the offer and now choose to modify your election, you are required to withdraw your previously submitted acceptance and re-accept the offer. Please refer to the instructions set forth in Section 9 of the Offer to Exchange for properly withdrawing your previously submitted acceptance.

     Please note that to withdraw a previously submitted acceptance, you must use the same method you used to accept the offer. For example, if you initially accepted the offer using our confidential electronic system (the “System”), you must use the System to withdraw and re-accept the offer. Similarly, if you initially accepted the offer by completing and delivering a paper acceptance letter, you must withdraw and re-accept the offer in the same manner.

3. You have not accepted the offer and now choose to accept the offer

     If you have not already accepted the offer and now choose to accept the offer, you have two methods of doing so, electronic acceptance via the System and paper acceptance. Each of these methods of acceptance is discussed in detail in Section 7 of the Offer to Exchange.

4. You have not accepted the offer and do not wish to participate in the offer

     Participation in the Program is voluntary. If you have not accepted the offer, and do not wish to participate in the offer, you are not required to take any action.

     If you have any questions in connection with the Program or the Guide, please contact the following individuals or any of the individuals listed on Schedule B of the Offer to Exchange:

Ian Love + 65 6212 3805
Patrick Kerrigan + 65 6212 3808

In connection with the exchange offer, Credit Suisse Group (“CSG”) filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the Securities and Exchange Commission (the “SEC”) on August 6, 2003. Holders of CSG options are strongly advised to read the Schedule TO, the Offer to Exchange which holders of CSG options have received and which is also attached to the Schedule TO as Exhibit (a)(1), and other documents related to the exchange offer which may be filed with the SEC when they become available, because all of these documents contain important information. Holders of CSG options may obtain these documents for free, when available, at the SEC’s website at www.sec.gov or from CSG’s Human Resources Department.

Cautionary Statement Regarding Forward-looking Information
 This communication contains statements that constitute forward-looking statements. In addition, in the future we, and others on our behalf, may make statements that constitute forward-looking statements. Such forward-looking statements may include, without limitation, statements relating to our plans, objectives or goals; our future economic performance or prospects; the potential effect on our future performance of certain contingencies; and assumptions underlying any such statements. Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other outcomes described or implied in forward-looking statements will not be achieved. We caution you that a number of important factors could cause results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include (i) market and interest rate fluctuations; (ii) the strength of the global economy in general and the strength of the economies of the countries in which we conduct our operations in particular; (iii) the ability of counterparties to meet their obligations to us; (iv) the effects of, and changes in, fiscal, monetary, trade and tax policies, and currency fluctuations; (v) political and social developments, including war, civil unrest or terrorist activity; (vi) the possibility of foreign exchange controls, expropriation, nationalization or confiscation of assets in countries in which we conduct our operations; (vii) the ability to maintain sufficient liquidity and access capital markets; (viii) operational factors such as systems failure, human error, or the failure to properly implement procedures; (ix) actions taken by regulators with respect to our business and practices in one or more of the countries in which we conduct our operations; (x) the effects of changes in laws, regulations or accounting policies or practices; (xi) competition in geographic and business areas in which we conduct our operations; (xii) the ability to retain and recruit qualified personnel; (xiii) the ability to maintain our reputation and promote our brands; (xiv) the ability to increase market share and control expenses; (xv) technological changes; (xvi) the timely development and acceptance of our new products and services and the perceived overall value of these products and services by users; (xvii) acquisitions, including the ability to integrate successfully acquired businesses; (xviii) the adverse resolution of litigation and other contingencies; and (xix) our success at managing the risks involved in the foregoing. We caution you that the foregoing list of important factors is not exclusive; when evaluating forward-looking statements, you should carefully consider the foregoing factors and other uncertainties and events, as well as the risks identified in our most recently filed Form 20-

F and reports on Form 6-K furnished to the US Securities and Exchange Commission. CSG disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as may be required by applicable law.